SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☑	Definitive Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Universal Electronics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

April 30, 2007
Dear Stockholder:
You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Universal Electronics Inc., to be held on Thursday, June 14, 2007 at 4:00 p.m., Pacific Daylight Time, at our corporate office, 6101 Gateway Drive, Cypress, California 90630. We urge you to be present in person or represented by proxy at this Meeting of Stockholders.
You will be asked to consider and vote upon the election of members of our Board of Directors and the ratification of the Board of Directors’ engagement of our independent registered public accountants for the year ending December 31, 2007. Details of these proposals and a description of our general business, directors and management are set forth in the accompanying Proxy Statement. The Board of Directors unanimously recommends that stockholders vote to approve all of the proposals.
Whether or not you plan to attend the Annual Meeting in person, it is important that your shares are represented. Therefore, please promptly complete, sign, date, and return the enclosed proxy card in the accompanying envelope, which requires no postage if mailed within the United States. You are, of course, welcome to attend the Annual Meeting and vote in person even if you previously returned your proxy card.
On behalf of the Board of Directors and management of Universal Electronics Inc., we thank you for all of your support.
Sincerely yours,

Paul D. Arling
Chairman and Chief Executive Officer
UNIVERSAL ELECTRONICS INC.
6101 Gateway Drive
Cypress, California 90630
714-820-1000
714-820-1010 Facsimile
www.uei.com

Notice of Annual Meeting of Stockholders
Proxy Statement
• Proposal One: Election of Directors
Corporate Governance
Board of Directors and Committees
Compensation Discussion and Analysis
Compensation Committee Report
Summary Compensation Table
• All Other Compensation Table
Grants of Plan-Based Awards in Fiscal 2006
Outstanding Equity Awards at Fiscal 2006 Year-End
Option Exercises and Stock Vested
Non-Management Directors’ Compensation for Fiscal 2006
Related Persons Transactions
Stock Ownership by Directors, Executive Officers and Other Beneficial Owners
Independent Auditors
• Proposal Two: Appointment of Auditors
Stockholder Proposals for 2008 Annual Meeting
Solicitation of Proxies
Form 10-K Annual Report
Appendix A Universal Electronics Inc. By-Laws, Article IV
Appendix B Audit Committee Report

UNIVERSAL ELECTRONICS INC.
Corporate Headquarters:
6101 Gateway Drive
Cypress, California 90630
Notice of Annual Meeting of Stockholders
to be Held on Thursday, June 14, 2007
The 2007 Annual Meeting of Stockholders of Universal Electronics Inc., a Delaware corporation (“Universal,” the “Company,” “we,” “us” or “our”), will be held on Thursday, June 14, 2007 at 4:00 p.m., Pacific Daylight Time, at our corporate office, 6101 Gateway Drive, Cypress, California 90630. Doors to the meeting will open at 3:30 p.m.
The meeting will be conducted:
1.	To consider and vote upon the following proposals (collectively, the “Proposals”), each of which is described in more detail in the accompanying Proxy Statement:

Proposal One: The election of Paul D. Arling as a Class I director to serve on the Board of Directors until the next Annual Meeting of Stockholders to be held in 2008 or until the election and qualification of his successor, and the election of Satjiv S. Chahil and Edward K. Zinser as Class II directors to serve on the Board of Directors until the Annual Meeting of Stockholders to be held in 2008 or until their respective successors are elected and qualified; and

Proposal Two: Ratification of the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2007.

2.	To consider and act upon such other matters as may properly come before the meeting or any and all postponements or adjournments thereof.
Only stockholders of record at the close of business on April 16, 2007 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.
April 30, 2007
Richard A. Firehammer, Jr.
Senior Vice President, General
Counsel and Secretary
Each Stockholder is Requested to Execute and Promptly Return the
Enclosed Proxy Card in the Enclosed Prepaid Envelope.

UNIVERSAL ELECTRONICS INC.
Proxy Statement
Annual Meeting of Stockholders
To be held on Thursday, June 14, 2007
Dated as of and Mailed on or about April 30, 2007
Introduction
This Proxy Statement (the “Proxy Statement”) is being furnished to stockholders of Universal Electronics Inc., a Delaware corporation (“Universal,” the “Company,” “we,” “us” or “our”), in connection with the solicitation of proxies by our Board of Directors (the “Board” or the “Board of Directors”) from holders of record of our outstanding shares of common stock, par value $.01 per share (“our Common Stock”), as of the close of business on April 16, 2007 (the “Annual Meeting Record Date”) for use at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 14, 2007, at 4:00 p.m. (Pacific Daylight Time) at our office, 6101 Gateway Drive, Cypress, California 90630 and at any adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 30, 2007. Our world headquarters and principal executive offices are located at 6101 Gateway Drive, Cypress, California 90630.
Voting Rights and Proxy Information
Only the holders of shares of our Common Stock as of the close of business on the Annual Meeting Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. Such holders of shares of our Common Stock are entitled to one vote per share on any matter that may properly come before the Annual Meeting. The presence, either in person or by properly executed and delivered proxy, of the holders of a majority of the outstanding shares of our Common Stock, as of the Annual Meeting Record Date, is necessary to constitute a quorum at the Annual Meeting and to permit action to be taken by the stockholders at such meeting. Under Delaware law, shares of our Common Stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
The affirmative vote of a plurality of shares of our Common Stock voted at the Annual Meeting is required to elect any director nominated pursuant to Proposal One. One Class I director and two Class II directors will be elected at the Annual Meeting. The nominee who receives the greatest number of votes cast for the Class I directorship will be elected, and the two nominees who receive the greatest number of votes cast for the two Class II directorships will be elected. Consequently, any shares not voted (whether by abstention, broker non-vote, or otherwise) as to Proposal One will have no impact on the election of directors, except to the extent that the failure to vote for one individual results in another individual receiving a greater number of votes. Thus, the withholding of a vote with respect to the election of a particular nominee for director will have the practical effect of a vote against that nominee.
Passage of Proposal Two or any other question or matter properly brought before the Annual Meeting requires the approval of a majority of the shares of our Common Stock present in person or represented by proxy at the Annual Meeting. An abstention with respect to any share will have the practical effect of a vote against Proposal Two or any other question or matter properly brought before the Annual Meeting. A broker non-vote with respect to any share will not affect the passage of Proposal Two or any other question or matter properly brought before the Annual Meeting, since the share is not considered present for voting purposes.
As of April 16, 2007, there were 14,349,824 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting. The directors and executive officers intend to vote in accordance with the recommendations of the Board with respect to Proposals One and Two, as well as any other question or matter properly brought before the Annual Meeting.

All shares of our Common Stock represented at the Annual Meeting by properly executed and delivered proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated for any Proposal, such proxies will be voted in accordance with the recommendations of the Board as set forth herein with respect to such Proposal.
If a quorum is not present at the time the Annual Meeting is convened or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, then we may adjourn the Annual Meeting with or without a vote of the stockholders. If we propose to adjourn the Annual Meeting by a vote of the stockholders, the persons named in the enclosed form of proxy will vote all shares of our Common Stock for which they have voting authority in favor of such adjournment.
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with Computershare Investor Services, LLC in its capacity as our transfer agent (the “Transfer Agent”), at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of our Common Stock and delivering it to the Transfer Agent at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to Computershare Investor Services, LLC, 2 North LaSalle Street, 3rd Floor, Chicago, IL 60602.
PROPOSAL ONE: ELECTION OF DIRECTORS
General
The number of directors is presently set at nine and is divided into two classes. A Class I Director is a director who is also an employee of Universal and is elected each year at the Annual Meeting of Stockholders to serve a one-year term. A Class II Director is a director who is not an employee and is generally elected every even-numbered year at the Annual Meeting of Stockholders to serve a two-year term.
We currently have six directors; one is a Class I Director and five are Class II Directors, and there are three vacancies, which we retain to accommodate additional qualified directors who come to the attention of the Board. In April 2006, one of the Class II Directors, Mr. Chahil, advised the Corporate Governance and Nominating Committee of his intention to not seek reelection. In the notice, Mr. Chahil advised that he recently had accepted new employment that precluded him from sitting on outside boards. In April 2006, through our Corporate Governance and Nominating Committee, we retained a professional search firm to assist us in identifying up to two (2) candidates to serve as members of our Board of Directors. In August 2006, Mr. Chahil rejoined the Board as an advisor because his employment no longer precluded him from serving as one of our directors. In October 2006, the Board appointed Messrs. Chahil and Zinser as members of the Board of Directors to fill existing vacancies. As such, after this Annual Meeting of Stockholders, assuming all those nominated are elected, there will be six members of the Board, one (1) Class I director, five (5) Class II directors and three (3) vacancies.
The term of the sole Class I Director and each of the two Class II Directors nominated for election expires at this year’s Annual Meeting. The Board has nominated and recommends the reelection of Mr. Arling as a Class I Director for a one-year term expiring at the 2008 Annual Meeting of Stockholders and Messrs. Chahil and Zinser as Class II Directors for a one-year term expiring at the 2008 Annual Meeting of Stockholders.
The Board has determined that each of Messrs. Chahil and Zinser is independent and, in addition, satisfies the independence requirements of the NASDAQ Stock Market.
Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of Messrs. Arling, Chahil and Zinser.
If elected, Messrs. Arling, Chahil and Zinser have consented to serve as our directors for a one-year term and until their respective successors are elected and qualified. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in a manner intended to ensure the election of Messrs. Arling, Chahil and Zinser. However, consistent with their authority, the proxy holders will determine the specific nominees for whom to vote, and in no event will they vote to fill more than three positions. Although it is not contemplated that any nominee will be unable to serve as director, in such event, the proxies will be voted by the proxy holders for such other person or persons as may be designated by the present Board. Information with respect to each nominee is set forth below.
Nominees for Election as Class I Directors

Paul D. Arling Chairman and Chief Executive Officer Director since 1996 Age: 44	Mr. Arling is Chairman and Chief Executive Officer of Universal. He has held the positions of Chairman since July 2001 and Chief Executive Officer since October 2000. He was our President from September 1998 until May 2001. He was our Chief Operating Officer from September 1998 until his promotion to Chief Executive Officer in October 2000. He was our Senior Vice President and Chief Financial Officer from May 1996 until August 1998. Prior to joining us, from 1993 through May 1996, he served in various capacities at LESCO, Inc. (a manufacturer and distributor of professional turf care products) with the most recent being Acting Chief Financial Officer. At the 2006 Annual Meeting of Stockholders, Mr. Arling was re-elected as a Class I Director to serve until the 2007 Annual Meeting of Stockholders.

Nominees for Election as Class II Directors

Satjiv S. Chahil Director since 2002 Member: Compensation Committee Corporate Governance and Nominating Committee Age: 56	Mr. Chahil is the Senior Vice President-Marketing of Hewlett Packard’s Personal Systems Group. Prior to that he was advisor to the Chairman of Palm, Inc. (a manufacturer and marketer of handheld computing and mobile and wireless Internet solutions) from June 2002 to August 2005. Mr. Chahil was also a director at PalmSource, Inc. from June 2002 to August 2004. Prior to that he was Interim Chief Operating Officer of Palm Solutions (a division of Palm, Inc.) from March 2001 to June 2002. From March 2000 to June 2002, he was Chief Marketing Officer of Palm, Inc. Prior to that, from March 1999 to March 2000, he was Chief Marketing Officer of Newbridge Networks, Inc. (an ATM technology networks company). From May 1997 to March 2000, Mr. Chahil served as a consultant to Sony Corporation. Mr. Chahil was a Class II director of the Company from 2002 until June 2006 when he did not stand for re-election due to a change in his employment which precluded him from serving as a director of the Company. In August 2006, Mr. Chahil rejoined the Board as an advisor because his employment no longer precluded him from serving as one of our directors. In October 2006, the Board appointed Mr. Chahil as a member of the Company’s Board of Directors to fill an existing vacancy and to serve until the 2007 Annual Meeting of Stockholders.

Edward K. Zinser Director since 2006 Member: Audit Committee Age: 49	Mr. Zinser is the Executive Vice President and CFO of THQ, Inc., a leading global developer and publisher of interactive entertainment software. From May 2001 until February, 2004, Mr. Zinser was Executive Vice President and CFO of Vivendi Universal Games. Prior to that, Mr. Zinser held senior management positions at affiliate companies of USA Networks Inc. Mr. Zinser has also held CFO positions at Chromium Graphics, Inc. and The Walt Disney Company/Disney Publishing. Previously, he held management and finance positions at The Franklin Mint and The Pepsi Cola Company. In October 2006, the Board appointed Mr. Zinser as a member of the Company’s Board of Directors to fill an existing vacancy and to serve until the 2007 Annual Meeting of Stockholders.
Vote Required
The nominee receiving the greatest number of votes cast for the Class I directorship and the two nominees receiving the greatest number of votes cast for the two Class II directorships will be elected to the Board.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE FOREGOING
NOMINEES AS DIRECTORS OF OUR COMPANY.
Corporate Governance
Governance Principles
The Board believes that effective corporate governance is critical to our ability to create value for our stockholders and the Board has adopted policies intended to improve corporate governance. The Board will continue to monitor emerging developments in corporate governance and augment our policies and procedures when required or when the Board determines that such changes would benefit us and our stockholders. Our Corporate Governance page, which can be accessed from our website home page, includes our Corporate Governance Guidelines, Director Independence Standards, Code of Conduct and our Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee Charters. To access the Corporate Governance page from our website home page, www.uei.com, select “About Us” at the top of the page, then select “Investor Relations” from the menu that appears (in order to reach the Investor page) and select “Corporate Governance” on the Investor page.
Director Independence
The Board has adopted Director Independence Standards to assist in determining the independence of each director. In order for a director to be considered independent, the Board must affirmatively determine that the director has no material relationship with Universal. In each case, the Board broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships and such other criteria as the Board may determine from time to time. These Director Independence Standards are published on our Corporate Governance page at www.uei.com. The Board has determined that each of the five current Class II Directors, Messrs. Chahil, Henderson, Mulligan, Sparkman and Zinser meets these standards and thus is independent and, in addition, satisfies the independence requirements of the NASDAQ Stock Market.
All members of the Audit, Compensation and Nominating and Corporate Governance Committees must be independent as defined by the Board’s “Director Independence Standards.” Members of the Audit Committee must also satisfy additional Securities and Exchange Commission (“SEC”) independence requirements, which provide that they may not accept, directly or indirectly, any consulting, advisory or other compensatory fees from Universal or any of its subsidiaries other than their directors’ compensation.
Code of Conduct
The Board has adopted a Code of Conduct applicable to our officers, directors and employees, including without limitation our principal executive officer, principal financial officer and principal accounting officer. Any person subject to the Code of Conduct must avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, report all violations of the Code of Conduct and potential conflicts of interest and otherwise act with integrity and Universal’s best interest. The Code of Conduct also includes procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Code of Conduct complies with the requirements of NASD and the Sarbanes-Oxley Act of 2002 and is posted on the Corporate Governance page of our website at www.uei.com. Any amendment to the Code of Conduct or waiver of its provisions with respect to our principal executive officer, principal financial officer or principal accounting officer or any director will be promptly posted on our website.
Additionally, at the direction of the Board of Directors, management has established the “Ethics Line” to assist our employees in complying with their ethical and legal obligations and reporting suspected violations of applicable laws, policies or procedures. The Ethics Line is operated by Ethicspoint, an independent third party. Contact information for the Ethics Line can be found on the Corporate Governance page of our website at www.uei.com.
Communication with Directors
The Board has adopted a process by which stockholders and other interested parties may communicate with the Board, certain committee chairs or the non-management directors as a group by e-mail or regular mail. That process is described on the Corporate Governance page of our website at www.uei.com. Any communication by regular mail should be sent to Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630, to the attention, as applicable, of the (i) Chair, Board of Directors; (ii) Chair, Audit Committee; (iii) Chair, Compensation Committee; (iv) Chair, Corporate Governance and Nominating Committee or (v) the Non-Management Directors, c/o Lead Director.
Stockholder Nominations for Director
The Board’s Corporate Governance and Nominating Committee (discussed below) actively seeks individuals to become Board members who have the highest personal and professional character and integrity, who possess appropriate characteristics, skills, experience and time to make a significant contribution to the Board, Universal and our stockholders, who have demonstrated exceptional ability and judgment, and who will be most effective, in the context of the whole Board and other nominees to the Board, in ensuring our success and representing stockholders’ interests. The Corporate Governance and Nominating Committee may employ professional search firms (for which we would pay a fee) to assist in identifying potential Board members with the desired skills and disciplines.
The Corporate Governance and Nominating Committee considers stockholder recommendations for nominations for director on the same basis and in the same manner as it considers recommendations for nominations for director from any other source. Any stockholder may submit a nomination in writing to our Secretary, Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630. In order for the Corporate Governance and Nominating Committee to consider any stockholder recommendation for nominations for director at this Annual Meeting of Stockholders, the recommendation must have been received by the Company by the close of business on December 29, 2006 and must have complied with the requirements of, and be accompanied by all the information required by, the Securities and Exchange Commission’s proxy rules and Article IV of our Amended and Restated By-laws (Article IV is included with this Proxy Statement as Appendix A). We received no stockholder recommendations for nominations for directors for this Annual Meeting of Stockholders.
Board of Directors and Committees
The Board is responsible for establishing broad corporate policies and our overall performance. Generally, directors discharge their responsibilities at Board and committee meetings. During 2006, the Board met four times and acted once by unanimous written consent. Messrs. Henderson, Mulligan and Sparkman each attended 100% of the meetings of the Board and at least 75% of the committees on which they served during 2006. Mr. Chahil was a Director up until the 2006 Annual Meeting of Stockholders. He did not run for reelection at that meeting because his new employment precluded him from serving as a director of any other public company. In August 2006, Mr. Chahil advised us that his employer would now allow him to serve as a director for the Company. As such, Mr. Chahil then rejoined the Board as an advisor and was subsequently appointed as a Board member in October 2006. Mr. Chahil attended 100% of the Board meetings and at least 75% of the committees in which he served during 2006. On October 23, 2006, Mr. Zinser was appointed as a Board member, filling a vacancy. He attended 100% of the Board meetings and 100% of the committees in which he served from October 23 through December 31, 2006. We encourage each director to attend every annual meeting of stockholders; however, since attendance by our stockholders at these meetings has historically been via proxy and not in person, our outside directors have not regularly attended these meetings. At the 2006 Annual Meeting of Stockholders, no stockholders attended in person and one director was present.
The Board appoints committees to help carry out its duties. The Board has three standing committees: (i) Audit, (ii) Compensation, and (iii) Corporate Governance and Nominating. In addition, from time to time, the Board may establish ad hoc committees to provide the Board with advice and guidance as to specific matters. The members of each committee (including any ad hoc committee) are appointed by the Board and serve at its discretion. A majority of the members of any committee constitutes a quorum, and the acts of a majority of the members present, or acts approved in writing by all of the members, are acts of that committee. Only independent directors serve on the Audit, Compensation and Corporate Governance and Nominating Committees. The Board has established charters for each of the committees, which are posted on our Corporate Governance page at www.uei.com. We had 5 Class II Directors, none of whom was an officer or employee of Universal or any of its subsidiaries. Each member of the Audit, Compensation and Corporate Governance and Nominating Committees was independent as defined in Rule 4200(a)(13) of the listing standards of the National Association of Securities Dealers, Inc.
Audit Committee
During 2006, the members of the Audit Committee were Mr. Henderson (Chairman of the Committee), Mr. Mulligan, and Mr. Zinser (from the date of his appointment to the Board (October 23, 2006), at which time he replaced Mr. Sparkman). Prior to Mr. Zinser’s appointment to the Audit Committee, Mr. Sparkman served on the Audit Committee. The Board has determined that Mr. Zinser is a financial expert. Prior to Mr. Zinser’s appointment to the Audit Committee on October 23, 2006, the Board determined that Mr. Mulligan was a financial expert. We do not compensate any member of the Audit Committee, except fees for service as a Director.
The Audit Committee is primarily concerned with the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor and the performance of our internal audit function and independent auditor. The Audit Committee’s functions include (i) meeting with our independent registered public accounting firm and management representatives, (ii) making recommendations to the Board regarding the appointment of the independent registered public accounting firm, (iii) approving the scope of audits and other services to be performed by the independent registered public accounting firm, (iv) establishing pre-approval policies and procedures for all audit, audit-related, tax, and other fees to be paid to the independent registered public accounting firm, (v) considering whether the performance of any professional service by the registered public accountants could impair their independence, and (vi) reviewing the results of external audits, the accounting principles applied in financial reporting, and financial and operational controls. The independent registered public accountants have unrestricted access to the Audit Committee, and the members of the Audit Committee have unrestricted access to the independent registered public accountants. During 2006, there were five Audit Committee meetings and two informal meetings.
Compensation Committee
During 2006, the members of the Compensation Committee were Mr. Sparkman (Chairman of the Committee), Mr. Henderson and Mr. Chahil, none of whom was an officer or employee of Universal or any of its subsidiaries. Mr. Chahil rejoined the Board as an advisor in August 2006 and was appointed as a Board member on October 23, 2006. The Compensation Committee’s primary functions include making recommendations to the Board and approving policies and procedures relating to the CEO and executive officers’ (including the Named Executives) compensation, various employee incentive and stock-based compensation plans and approving individual salary adjustments and stock-based awards in those areas. The Compensation Committee also makes recommendations regarding the compensation of our directors. During 2006, there were four Compensation Committee meetings and the Compensation Committee acted by written consent once. Additional information regarding the committee’s processes related to executive compensation is addressed in the Compensation Discussion and Analysis section below.
Compensation Committee Interlocks and Insider Participation
During 2006, none of the members of the Compensation Committee had any business or financial relationship with Universal requiring disclosure in this Proxy Statement.
Corporate Governance and Nominating Committee
During 2006, the members of the Corporate Governance and Nominating Committee were Mr. Mulligan (Chairman of the Committee), Mr. Sparkman and Mr. Chahil. Mr. Chahil rejoined the Board as an advisor in August 2006 and was appointed as a Board member on October 23, 2006.
The Corporate Governance and Nominating Committee considers Board nominees to the extent permitted under, and made pursuant to the procedures established by, Article IV of our Amended and Restated By-laws. Procedures for stockholder nominations are discussed above under the caption “Corporate Governance — Stockholder Nominations for Director.”
The Corporate Governance and Nominating Committee also fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including making recommendations with respect to the qualifications of director candidates, the selection of committee assignments and chairs, and related matters affecting the Board. During 2006, the Corporate Governance and Nominating Committee met once and acted once by written consent.
Ad Hoc Committees
From time to time, the Board will establish additional sub-committees to provide the Board with advice and guidance as to specific matters. On December 11, 2006, the Board established a sub-committee and appointed Messrs. Arling, Mulligan and Zinser to the Committee to provide management and the full Board with advice and guidance with respect to merger and acquisition and other strategic opportunities. During 2006, the Committee met once.
Compensation Discussion and Analysis
Overview
The goal of our executive officer compensation program is the same as our goal for operating the Company—to create long-term value for our stockholders. Toward this goal, our compensation programs for our executives (including, the “Named Executives” (as defined below)) have been and will be designed to reward them for sustained financial and operating performance and leadership excellence, to align their interests with those of our stockholders and to encourage them to remain with the Company for long and productive careers. Most of our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives. These elements consist of salary, discretionary bonus and equity incentive compensation. In deciding on the type and amount of compensation for each executive, we focus on both current pay and the opportunity for future compensation. We combine the compensation elements for each executive in a manner we believe optimizes the executive’s contribution to the Company. At the present time, we do not have a long-term, performance-based executive compensation program for our executives (including, the Named Executives), however, the Compensation Committee is in the process of establishing such a new long-term, performance-based executive compensation program, and when established, the metrics of the plan may include such things as sales and earnings growth components with performance targets established for the current and future fiscal years of the Company.
Compensation Objectives
Performance. Our six executives who are identified in the Summary Compensation Table on page 17 (whom we refer to as our “Named Executives”) have a combined total of approximately 45 years with Universal, during which they have held different positions and have been promoted to increasing levels of responsibility. The compensation of each Named Executive reflects his management experience, continued high performance and exceptional career of service to the Company over a long period of time. Key elements of compensation that depend upon the executives’ (including the Named Executives’) performance include:
•	Annual base salary established with input from an independent consultant and other sources, including input from the Company’s CEO (for executives other than the CEO);

•	A discretionary, performance-based cash bonus that is based on an assessment of performance against pre-determined quantitative and qualitative measures within the context of our overall performance; and

•	Equity incentive compensation in the form of stock options, stock appreciation rights and/or phantom stock awards subject to vesting schedules that require continued service with us, although no stock options grants, stock appreciation rights, or phantom stock awards were issued to any executive during 2006 (except with respect to any newly hired executive officers during 2006), nor will there be any such grants, rights or awards issued to the executives during 2007 until the Compensation Committee establishes the new long-term, performance-based executive compensation program for 2007.
Base salary and bonus are designed to reward annual achievements and be commensurate with the executive’s scope of responsibilities, experience, demonstrated leadership abilities, and effectiveness. During 2007, the Compensation Committee intends to establish a new long-term, performance-based executive compensation program, and when established, will be aimed at building a strong relationship between stockholder return and executive compensation. The Compensation Committee believes that these elements provide the executive officers of the Company (including, the Named Executives) with incentive to achieve both short and long-term goals, while allowing an overall level of remuneration that is fair and reflective of performance.
Alignment. We seek to align the interests of our executives with those of our investors by evaluating executive performance on the basis of key financial measurements which we believe closely correlate to long-term stockholder value, including net sales, organic growth, operating profit, earnings per share, operating margins, cash flow from operating activities and total stockholder return. The key element of compensation that aligns the interests of the executives with stockholders is the equity incentive compensation, which links a significant portion of compensation to long-term stockholder value because the total amount realized corresponds to stock price appreciation. The discretionary cash bonus supports the achievement of long-term stockholder value by providing our executives incentive to implement the necessary short-term steps to reach this long-term objective.
Retention. Our executives are often presented with other professional opportunities, including those at potentially higher compensation levels. Historically, we have sought to retain our executives by using stock option grants as a component of their compensation arrangement. The key element of the stock option grants requires continued service to receive any, or maximum, payout with respect to this form of equity incentive compensation. During 2006, the Compensation Committee did not grant any stock options to the Company’s executive officers (including the Named Executives), except in connection with any newly hired executive officers during 2006. In 2007 and beyond, it is the Compensation Committee’s intention to retain our executive officers (including the Named Executives) through the use of a new long-term, performance-based executive compensation program. In addition, the Compensation Committee has utilized other discretionary means to retain key employees, such as “stay bonuses” and may continue using these means in the future.
Implementing Our Objectives
Determining Compensation. We rely upon our judgment in making compensation decisions, after reviewing the performance of the Company and carefully evaluating an executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, tenure with the Company, historical compensation arrangements and long-term potential to enhance stockholder value. Specific factors affecting compensation decisions for the executives (including the Named Executives) include:

•	key financial measurements such as net sales, operating profit, earnings per share, operating margins, cash generation;

•	strategic objectives such as acquisitions, dispositions or joint ventures, technological innovation and globalization;

•	promoting commercial excellence by launching new or continuously improving products or services, being a leading market player and attracting and retaining customers;

•	achieving specific operational goals for the Company, including improved productivity, efficiency, and risk management;

•	achieving excellence in their organizational structure and among their employees; and

•	supporting Company values by promoting a culture of unyielding integrity through compliance with law and our ethics policies.
We generally do not adhere to rigid formulas or necessarily react to short-term changes in business performance in determining the amount and mix of compensation elements. We consider competitive market compensation paid by other companies, but we do not attempt to maintain a certain target percentile within a peer group or otherwise rely exclusively on those data to determine executive compensation. We incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.
We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions; we use it as another tool to assess an executive’s total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives. After the long-term, performance-based executive compensation program has been established, our mix of compensation elements will be designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. We also will seek to balance compensation elements that are based on financial, operational and strategic metrics with others that are based on the performance of our shares of stock. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executives (including the Named Executives) to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.
Role of Compensation Committee and the CEO. The Compensation Committee of our Board has primary responsibility for assisting the Board in developing and evaluating potential candidates for executive positions, including the CEO, and for overseeing the development of executive succession plans. As part of this responsibility, the Compensation Committee oversees the design, development and implementation of the compensation program for the CEO and the other executives (including the Named Executives). The Compensation Committee evaluates the performance of the CEO and determines CEO compensation in light of the goals and objectives of the compensation program. The CEO and the Compensation Committee together assess the performance of the other executives (including the Named Executives) and determine their compensation, based on initial recommendations from the CEO.
Our CEO assists the Compensation Committee in reaching compensation decisions with respect to the executives (including the Named Executives) other than the CEO. No executive (including any Named Executive) has any role in his own compensation determination, other than through discussing individual performance objectives with the CEO or the Compensation Committee.
Role of Compensation Consultant. During 2006, the Compensation Committee discussed the design of programs that affect or may affect executive officer compensation with Towers Perrin, an independent compensation consultant. Our executives (including the Named Executives) did not participate in the selection of Towers Perrin who provided the Compensation Committee with market intelligence on compensation trends along with general views on specific compensation programs designed by management. Except for the foregoing, we do not receive any other services from Towers Perrin. We have not used the services of any other compensation consultant in matters affecting executive officer or director compensation. In the future, either we or the Compensation Committee may engage or seek the advice of other compensation consultants.
Equity Grant Practices. The exercise price of stock options that have previously been awarded to our executives (including the Named Executives) under our stock incentive plans is the average of the high and low trades of our stock on the grant date. Grant decisions have been made without regard to anticipated earnings or other major announcements made by us. We prohibit the re-pricing or backdating of stock options. The Compensation Committee did not grant any stock options to the executive officers (including the Named Executives) during 2006 other than to any executives hired during 2006.
Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company’s CEO or any of our four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under the Code for “qualifying performance-based” compensation.
The Compensation Committee does not believe that the Code will limit the deductibility of compensation expected to be paid by the Company during 2007. We may from time to time pay or award compensation to our executive officers that may not be deductible. Further, because of the ambiguities and uncertainties as to the application and interpretation of the Code and the regulations issued there under, no assurance can be given, notwithstanding our efforts in this area, that compensation intended by us to satisfy the requirements for deductibility under the Code does in fact do so.
Potential Impact on Compensation from Executive Misconduct. If the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board would take action to remedy the misconduct, prevent its recurrence, and impose discipline on the wrongdoer as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limit, (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, and (iii) if the misconduct resulted in a significant restatement of the Company’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.
Compensation Agreements
Employment Agreements
Paul D. Arling. On April 23, 2003, the Company and Mr. Arling entered into an employment agreement with a three-year term that, unless terminated by either party in accordance with the terms of the agreement, automatically renews for successive one-year terms. In October 2005, the parties agreed to extend the expiration date of this employment agreement to April 30, 2009, and amended the agreement by providing Mr. Arling a stay bonus. The stay bonus is $200,000, and will be paid to Mr. Arling on the earlier of (i) December 15, 2007 (if he is still employed by us on that date), (ii) the effective date of his termination of employment with us, if done without cause (as defined in the employment agreement), or (iii) on the effective date of Mr. Arling’s election to terminate his employment for “good reason” (as defined in the employment agreement).
The current agreement requires that, during its term, Mr. Arling must (i) devote his full working time and energy to us, (ii) refrain from disclosing and/or using any of our trade secrets and proprietary information, and (iii) during the term of the agreement and for a period of two (2) years thereafter, refrain from soliciting certain of our large customers or any key employees. The agreement also increased Mr. Arling’s annual base salary for 2003 to $420,000 (an increase of 5% over his 2002 annual base salary), with the opportunity to receive increases (but not decreases) in such annual salary as determined and set by the Compensation Committee in accordance with plans and policies established by that committee. Mr. Arling may earn an annual bonus payable at or near the end of each fiscal year in an amount equal to a percentage of his base salary in accordance with the method established by the Compensation Committee (see “Compensation for the Named Executives in 2006”). The agreement also permits us to award a discretionary bonus to Mr. Arling as determined by the Compensation Committee. The agreement further provides for the grant of options to acquire shares of our Common Stock as determined by the Compensation Committee (see “Equity Awards”).
Neither the current agreement, nor the amendment, modified the $200,000 non-recourse interest bearing secured loan provided to Mr. Arling by the earlier agreement. The loan was used by Mr. Arling for the acquisition of his primary residence in Southern California. The loan bears interest at the rate of 5.28% per annum, which interest is payable annually to us on each December 15th. The loan is secured by Mr. Arling’s primary residence located in Southern California purchased by Mr. Arling, and the principal is payable on the earlier of (i) December 15, 2007, (ii) within twelve (12) months following a demand from us if Mr. Arling shall cease (for whatever reason) to be an employee or upon the occurrence of an Event of Default (as such term is defined in the promissory note evidencing the loan) or (iii) on the closing of a sale or transfer by Mr. Arling or his spouse of all or any part of their primary residence in Southern California that secures the loan, including without limitation any sale or transfer of any interest therein (including any beneficial interest therein) without our prior written consent, which consent will not be unreasonably withheld. Also, in accordance with the new agreement, Mr. Arling receives a grossed-up payment to assist him in payment of interest on the loan and certain amounts of his taxes resulting from this payment. As of March 31, 2007, Mr. Arling owed the entire principal amount of $200,000 to us. The agreement further entitles Mr. Arling to participate in our benefit plans in effect from time to time and other customary benefits.
If during the term of the agreement Mr. Arling should resign for “good reason” (as such term is defined in the agreement), Mr. Arling will receive salary, bonus, other incentive compensation and perquisites, and may continue to participate in our benefit plans, for an 18 month period following such resignation (24 months if such resignation is due to a “Change in Control,” as such term is defined in the agreement).
Robert P. Lilleness. Mr. Lilleness’ employment with the Company ended on November 30, 2006. His separation from employment was preceded by a number of agreements between him and the Company. On August 17, 2006, we entered into an Employment and Separation Agreement and General Release (the “Employment and Separation Agreement”) with Mr. Lilleness. Pursuant to the Employment and Separation Agreement, Mr. Lilleness resigned as President and Chief Operating Officer as of August 17, 2006 and assumed the role of Strategic Advisor to the Chairman to assist with transition issues through November 30, 2006, on which date he ended all employment with us.
The Employment and Separation Agreement entitled Mr. Lilleness to (i) receive a base salary of $25,000 per month commencing on August 17, 2006 through November 30, 2006.; and (ii) receive a one time, lump sum “Stay Bonus” of $250,000, if certain conditions were met, including his continued employment with us through November 30, 2006. In addition, all stock options previously granted to Mr. Lilleness continued to vest in accordance with their terms and conditions through November 30, 2006, on which date vesting ceased, and any unvested options were forfeited. Mr. Lilleness had from 90 to 180 days after November 30, 2006 to exercise his vested but unexercised stock options.
The Employment and Separation Agreement also permitted Mr. Lilleness to continue to participate in our benefit programs (excluding stock plans or bonus programs) through November 30, 2006. The CCSCA previously entered into by us and Mr. Lilleness remained in effect. The Employment and Separation Agreement provided that, if the Company was sold after November 30, 2006 and on or before January 31, 2007, then, in certain limited circumstances, Mr. Lilleness would receive an amount in cash equal to 50% of the cash amounts identified in Paragraph 8 of the CCSCA. In addition, the Employment and Separation Agreement provided that, if Mr. Lilleness resigned his employment before November 30, 2006, he would no longer be entitled to his base salary, the “Stay Bonus,” the continuation of benefits, or the continued vesting of stock option grants, and the time period during which Mr. Lilleness was able to exercise his vested but unexercised stock options would have been equitably adjusted based on his actual resignation date.
On November 30, 2006 Mr. Lilleness earned the $250,000 stay bonus, which was paid in full in February 2007. In 2006, Mr. Lilleness did not receive any stock option grants.
The Employment and Separation Agreement superseded two other agreements between the Company and Mr. Lilleness that were in existence during 2006. The first was an employment agreement which the Company and

Mr. Lilleness entered into in April 2003. This agreement had a three-year term that was set to automatically renew for a one-year term in April 2006, unless terminated by either party in accordance with the terms of the agreement. On December 12, 2005, we advised Mr. Lilleness that we would not renew the agreement. As such, at the end of business on April 30, 2006, Mr. Lilleness’ employment agreement with Universal terminated in accordance with its terms.
On March 3, 2006, we entered into a Change in Control and Salary Continuation Agreement (the “CCSCA”) with Mr. Lilleness. This agreement was to continue certain change in control provision that would cease upon the expiration of his employment agreement on April 30, 2006. Pursuant to the terms of the CCSCA, the CCSCA was to take effect upon the occurrence of certain triggering events (as defined in the agreement). When effective, the CCSCA would operate as an employment agreement providing for a term of employment with us for a period of twenty-four (24) months, providing Mr. Lilleness with increases in salary and bonuses during the term of the CCSCA in accordance with the our standard policies and practices. Further, the CCSCA provided that Mr. Lilleness would be entitled to receive stock option grants and to otherwise participate in our incentive compensation and benefits plans and other customary benefits programs in effect from time to time, but in no event would such participation be less than that provided to such executive or other officer immediately prior to the effective date of the SCA. In addition, if while the CCSCA was effective, we terminated Mr. Lilleness’ employment for reasons other than Mr. Lilleness’ death or disability or for “cause” (as such term was defined in the CCSCA) or Mr. Lilleness resigned for “good reason” (as such term is defined in each CCSCA, which definition includes resigning in connection with the occurrence of a change in control), Mr. Lilleness would receive, in one lump sum, an amount equal to salary, bonus and other incentive compensation (including the cash value of all options held by him) and would continue all health, disability and life insurance benefits for twenty-four (24) months following his termination or resignation. This agreement was superseded by the Employment and Separation Agreement.
Paul J.M. Bennett. On June 16, 1996, our subsidiary, Universal Electronics B.V., entered into an employment agreement with Mr. Bennett. We believe that the agreement contains terms and provisions that are typical of these types of agreements in The Netherlands. Mr. Bennett’s compensation is split among the various Universal Electronics B.V. subsidiaries for which Mr. Bennett devotes his time. By the agreement, Mr. Bennett receives a base salary (paid in euros), which may be increased as determined and set by the Compensation Committee in accordance with plans and policies established by that committee. Mr. Bennett is entitled to earn an annual bonus payable at or near the end of our fiscal year in an amount equal to a percentage of his base salary, provided that certain earnings targets are met. The agreement further entitles Mr. Bennett to receive use of a Company-paid automobile, participate in our benefit plans in effect from time to time and for other customary benefits. Mr. Bennett has also received a salary continuation agreement from us (see “Salary Continuation Agreements” below).
Salary Continuation Agreements. Messrs. Hackworth, Bennett, Kopaskie and Firehammer and certain other officers have salary continuation agreements (each, an “SCA”). Each SCA takes effect upon the occurrence of certain triggering events (as defined in the agreements). When effective, each SCA operates as an employment agreement providing for a term of employment with us for a period ranging from twelve (12) to eighteen (18) months (twenty-four (24) to thirty-six (36) months in the event of a hostile acquisition). In addition, each SCA provides that the executive or other officer would receive increases in salary and bonuses during the term of the SCA in accordance with the our standard policies and practices; however, in no event would such base salary and bonus be less than the base salary and bonus such executive or other officer received in the year immediately preceding the effective date of the SCA. Further, each SCA provides that the executive or other officer will be entitled to receive stock option grants and to otherwise participate in our incentive compensation and benefits plans and other customary benefits programs in effect from time to time, but in no event would such participation be less than that provided such executive or other officer immediately prior to the effective date of the SCA.

Under each SCA, if we terminate the executive’s or other officer’s employment for reasons other than the executive’s or officer’s death or disability or for “cause” (as such term is defined in each SCA) or the executive or officer resigns for “good reason” (as such term is defined in each SCA, which definition includes resigning in connection with the occurrence of a change in control), the executive or other officer would receive, in one lump sum, an amount equal to salary, bonus and other incentive compensation (including the cash value of all options held by such executive or other officer, and the options become immediately fully vested on the executive’s or officer’s termination or resignation date) and to continue all health, disability and life insurance benefits for periods ranging from twelve (12) to eighteen (18) months (twenty-four (24) to thirty-six (36) months in the event of a hostile acquisition) following such termination or resignation.
Elements Used to Achieve Compensation Objectives
Annual Cash Compensation
Base Salary. Base salaries for our executive officers (including our Named Executives) depend on various factors including the scope and duration over which they have performed their responsibilities, performance, experience and salary history. Decisions regarding salary increases take into account the executive’s current salary and the amounts paid to the executive’s peers within and outside the Company. This assessment has generally been subjective, not subject to weightings or formulas. In setting base salaries for the executives, the Compensation Committee considered input from Towers Perrin and our CEO. Base salaries are reviewed approximately every 12 months, but are not automatically increased if the Compensation Committee believes that other elements of compensation are more appropriate in light of our stated objectives. This strategy is consistent with our primary intent of offering compensation that is contingent on the achievement of performance objectives.
Bonus. Each December the CEO reviews with the Compensation Committee our full-year financial results. The Compensation Committee (with input from the CEO with respect to the other executives (including the Named Executives other than the CEO)) uses discretion in determining the bonus, if any, for each individual executive. They evaluate the overall performance of the Company, the performance of the function that the executive leads and an assessment of each executive’s performance against expectations, which were established at the beginning of the year. Based on the level at which the expectations were achieved, the Compensation Committee may pay each executive officer a bonus equal to a percentage of the executive’s base salary. For the CEO, the percentage ranges between 10% and 120% of his base salary as of year-end. For the other executive officers, the percentage ranges between 10% and 100% of the executive’s base salary as of year-end. In certain circumstances, an additional bonus may be awarded if the Compensation Committee determines that an executive officer’s individual performance warrants such award. We believe that the annual bonus rewards the high-performing executives who drive these results and encourages them to sustain this performance.
The salaries paid and the annual bonuses awarded to the Named Executives in 2006 are discussed below and shown in the Summary Compensation Table on page 17.
Equity Awards
Stock Options, Stock Appreciation Rights and Phantom Stock Awards. Our incentive compensation program has been designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the executive with those of our stockholders and retain the executives through the term of the awards. The Compensation Committee has also issued stock options to attract new executive officers. We consider the grant size and the appropriate combination of stock options and cash compensation when making award decisions. The amount of equity incentive compensation granted is based upon our strategic, operational and overall financial performance and reflects the executives’ expected contributions to our future success. Grants can take place at various times through out the year, but grant decisions are made without regard to anticipated earnings or other major announcements made by us. Existing ownership levels are not a factor in award determination, as we do not want to discourage executives from holding our stock.
Beginning January 1, 2006, we have expensed stock option grants under Statement of Financial Accounting Standards 123, as revised (SFAS 123R). When determining the appropriate combination of stock options and cash compensation, our goal is to weigh the cost of these grants with their potential benefits as a compensation tool.

We believe that providing combined grants of stock options and cash compensation effectively balances our objective of focusing the executives (including the Named Executives) on delivering long-term value to our stockholders, with our objective of providing value to the executives. Stock options only have value to the extent the price of our stock on the date of exercise exceeds the strike price established on the grant date, and thus, we believe, are an effective compensation element only if the stock price grows over the term of the award. Besides Mr. Kopaskie, who received a grant of 30,000 stock options upon his hiring, none of the executives (including the Named Executives) received any such grants in 2006. In addition, none of the executive officers (including the Named Executives) have ever received any stock appreciation right or phantom stock award grants.
Generally, the stock options granted become exercisable ratably over four years beginning one year after the grant date and have a maximum ten-year term. We believe that this vesting schedule aids us in retaining executives and motivating long-term performance. Under the terms of our stock incentive plan, unvested stock options are forfeited if the executive voluntarily leaves the Company.
Other Elements
Long-term Performance-based Executive Compensation Program. At the present time, we do not have a long-term, performance-based executive compensation program for our executives (including, the Named Executives), however, the Compensation Committee is in the process of establishing such a new long-term, performance-based executive compensation program, and when established, the metrics of the plan may include such things as sales and earnings growth components with performance targets established for the current and future fiscal years of the Company.
Other Compensation. We provide our executives (including the Named Executives) with other benefits, reflected in the All Other Compensation column in the Summary Compensation Table on page 17, that we believe are reasonable, competitive and consistent with our overall executive compensation program. The costs of these benefits constitute only a small percentage of each executive’s (including the Named Executive’s) total compensation, and include premiums paid on life insurance policies and Company contributions to our defined contribution 401(K) (pension) plan which is generally available to all employees. We also provide the associated tax gross-up on the premiums paid on behalf of the executive officers (including the Named Executives) for their key life insurance policy.
Compensation for the Executive Officers in 2006
Strength of Company Performance. The specific compensation decisions made for each of the executive officers (including the Named Executives) for 2006 reflect the strong performance of the company against key financial and operational measurements. A more detailed analysis of our financial and operational performance is contained in the Management’s Discussion & Analysis section of our 2006 Annual Report on Form 10-K filed with the SEC.
CEO Compensation. In determining Mr. Arling’s compensation for 2006, the Compensation Committee considered his performance against his financial, strategic and operational goals for the year, as follows:
Financial Objectives and Goal Performance:

	2006	2005	% Change
Net Sales (in $ millions)	235.8	181.3	30%
Net Income (in $ millions)	13.5	9.7	39%
Diluted Earnings Per Share ($ per share)	0.94	0.69	36%
Cash and Cash Equivalents (in $ millions)	66.1	43.6	52%
Days Sales Outstanding	67.0	75.8	-12%
Net Inventory Turns	6.6	4.6	43%
Return on Average Assets (in %)	8.3	6.8	22%
Gross Margins (in %)	36.4	37.0	-2%
Operating Margins (in %)	7.9	6.4	23%
Book Value Per Share ($ per share)	9.6	7.6	26%

Strategic and Operational Goals Assessment

Broad operating strength across the Company	• We had an excellent year; operating margins increased by 23% compared to 2005.

Sustain a strong balance sheet and high cash flow	• Cash and cash equivalents increased by 52% and working capital increased by 38% as compared to 2005.

Increase the Company’s geographic penetration	• Opened a sales office in Italy, and solidified plans for significant future expansion opportunities.

Increase consumer category penetration	• Introduced multiple innovative new products.

• Net sales in our consumer lines for 2006 increased 4% compared to 2005.

• Retail sales outside North America and Europe increased by 39% compared to 2005, after decreasing by 3% in 2005 compared to 2004.

• Increased expansion into the CEDIA market.

Increase OEM penetration	• Expanded our role in the OEM category with Yamaha, JVC, Toshiba, Panasonic, Pioneer, Crestron, Nokia, Vizio and more.

In light of the assessment of Mr. Arling’s performance against his achievement of these goals, he was awarded a bonus payment of $435,000 for 2006.
For 2006, based on an evaluation of our overall performance, his leadership performance and his potential to enhance long-term stockholder value, and in consultation with an independent compensation consultant, the Compensation Committee granted Mr. Arling a 22% increase in salary, from $420,000 for 2006 to $510,300 for 2007. Mr. Arling did not receive any salary increases in 2004, 2005 or 2006.
CFO and Other Named Executive Officers. In determining the compensation of Messrs. Hackworth, Bennett, Kopaskie and Firehammer for 2006, we compared their achievements against the performance objectives established for each of them at the beginning of the year. For each of the CFO and other Named Executives, we evaluated the overall performance of the Company and their contributions to that performance, as well as the performance of the functions that each leads when relevant.

For 2007, Mr. Bennett’s base salary increased by 12% from $268,131 to $301,440. In addition, in recognition of his performance during 2006, Mr. Bennett was awarded a bonus payment of $225,442. His compensation is paid in Euros and was converted into U.S. dollars using the average rate of 1.256 USD per Euro in 2006. His 2007 salary was also converted using the rate of 1.256 USD per Euro. Mr. Bennett did not receive a salary increase for 2004, 2005 or 2006.
For 2007, Mr. Kopaskie’s base salary increased by 4% from $260,000 to $270,400. In addition, in recognition of his performance during 2006, Mr. Kopaskie was awarded a bonus payment of $63,000, which was paid in the first quarter of 2007. Mr. Kopaskie was hired by the Company on September 1, 2006.
For 2007, Mr. Firehammer’s base salary increased by 4% from $225,000 to $235,000. During 2006, Mr. Firehammer received a discretionary bonus of $25,000. In addition, in recognition of his performance during 2006, Mr. Firehammer was awarded a bonus payment of $143,000, which was paid in the first quarter of 2007. Mr. Firehammer’s base salary for 2006 was increased to $225,000 from $175,000 in 2005. Mr. Firehammer did not receive a salary increase for 2004 and 2005.
Effective August 18, 2006, the Board of Directors promoted Mr. Hackworth to the positions of Vice President and Chief Financial Officer. Previously, Mr. Hackworth was our Corporate Controller. In connection with his promotion, Mr. Hackworth’s base salary increased 20% from $166,000 to $200,000. For 2007, Mr. Hackworth’s base salary increased by 5% from $200,000 to $210,000. During 2006, Mr. Hackworth received a discretionary bonus of $35,000. In addition, in recognition of his performance during 2006, Mr. Hackworth was awarded a bonus payment of $115,000, which was paid in the first quarter of 2007. Mr. Hackworth was not an executive officer of the Company in 2004 and 2005.
In each case, the bonus amounts were determined based on an evaluation of Company, business and individual performance as relevant, against the financial, operational, strategic and other goals and objectives established at the beginning of the year for each Named Executive. In terms of equity incentive compensation, except for Mr. Kopaskie who received a grant of 30,000 stock options upon his hiring, none of the Named Executives received any stock option grants in 2006.
At such time when the Compensation Committee establishes a new long-term, performance-based executive compensation program, the executive officers (including the Named Executives) should receive equity-based compensation.
Compensation for Non-management Directors in 2006
In June 2004, our stockholders adopted the 2004 Directors Compensation Plan, pursuant to which each Class II director is to receive an annual cash retainer equal to $25,000 (or $6,250 quarterly), a fee of $1,500 for each board meeting attended in excess of four each year (determined fiscally, July through June each year), a fee of $1,000 for each committee meeting attended, an annual fee of $10,000 for each committee chaired, and an annual award of 5,000 shares of our Common Stock; the stock awards vest ratably each quarter. Please refer to the Director Compensation Table below for additional information.
Compensation Committee Report
The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis should be included in our Annual Report for 2006 and in our 2007 proxy statement. This report is provided by the following independent directors, who comprise the committee:
J.C. Sparkman (Chairman)
Satjiv S. Chahil
Bruce A. Henderson

Summary Compensation Table

				Option	All Other
		Salary	Bonus [1]	Awards [2]	Compensation [3]	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)

Paul D. Arling,	2006	420,000	435,000	441,796	43,924	1,340,720
Chairman of the Board and Chief Executive Officer

Bryan M. Hackworth, [4]	2006	179,077	150,000	59,819	7,500	396,396
Vice President and Chief Financial Officer

Paul J.M. Bennett, [5]	2006	268,131	225,442	132,403	45,529	671,505
Executive Vice President and Managing Director, Europe

Mark S. Kopaskie, [6]	2006	86,000	63,000	17,800	4,970	171,770
Executive Vice President and General Manager, U.S.

Richard A. Firehammer Jr., [7]	2006	225,000	168,000	79,142	19,515	491,657
Senior Vice President and General Counsel

Robert P. Lilleness, [8]	2006	296,310	—	177,378	267,183	740,871
Former President and Chief Operating Officer

[1]	This column represents the bonus earned for the 2006 year. The majority of which was paid during the first quarter of 2007.

[2]	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 year for the fair value of options granted in 2006 as well as in prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The fair value is calculated using the average of the high and low trades of our stock on the grant date. We use the Black Scholes option pricing model to measure stock-based compensation expense. The assumptions used in the Black Scholes model includes the following: weighted average fair value of grant, risk-free interest rate, expected volatility and expected life in years. For additional information regarding stock-based compensation and assumptions used in calculating the expense, please refer to Note 11 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. These amounts reflect the expense recognized for these awards and do not necessarily correspond to the actual value that will be realized by the Named Executives. The only stock options granted to the Named Executives during 2006 were 30,000 options to Mr. Kopaskie upon his hiring. Also during 2006, Mr. Lilleness forfeited 25,000, 17,562 and 19,938 stock options related to grants from the 2003, 1999A and 2003 Stock Incentive Plans, respectively, upon termination of his employment with us on November 30, 2006. The 25,000 options were granted on March 24, 2004 at an exercise price of $12.58 and the 17,562 and 19,938 options were granted on January 21, 2005 at an exercise price of $17.59. The dollar value for Mr. Lilleness’ option awards includes the effects of actual forfeitures in 2006.

[3]	See the “All Other Compensation Table” below for additional information.

[4]	Mr. Hackworth was promoted to Vice President and CFO in August 2006 and as a result received a $34,000 increase in his base salary to $200,000 from $166,000. During 2006, Mr. Hackworth received a $35,000 discretionary bonus. Additionally, he earned a $115,000 bonus related to the 2006 year, which was paid in the first quarter of 2007. Mr. Hackworth was not granted any stock options during 2006.

[5]	Mr. Bennett was promoted to Executive Vice President and Managing Director, Europe in December 2006. His compensation is paid in Euros and was converted into U.S. dollars using the average rate of 1.256 USD per Euro in 2006. Additionally, he earned a $225,442 bonus related to the 2006 year, which was paid in the first quarter of 2007. Mr. Bennett was not granted any stock options during 2006.

[6]	Mr. Kopaskie’s base salary for 2006 was $260,000. The salary in the table represents what he earned from September 1, 2006, the date he was hired by Universal as our Senior Vice President and General Manager, U.S.

through December 31, 2006. Mr. Kopaskie was promoted to his current position in December 2006. Additionally, he earned a $63,000 bonus related to the 2006 year, which was paid in the first quarter of 2007. At the time of his hiring, Mr. Kopaskie was granted 30,000 stock options.

[7]	During 2006 Mr. Firehammer received a $25,000 discretionary bonus. Additionally, he earned a $143,000 bonus related to the 2006 year, which was paid in the first quarter of 2007. Mr. Firehammer was not granted any stock options during 2006.

[8]	The employment agreement between the Company and Mr. Lilleness was not renewed in December 2005; therefore, his employment agreement terminated on April 30, 2006 in accordance with its terms. On March 3, 2006, we entered into a Change in Control and Salary Continuation Agreement (the “CCSCA”) with Mr. Lilleness which would take effect upon the occurrence of certain triggering events (as defined in the agreement). When effective, the CCSCA would operate as an employment agreement providing for, among other things a term of employment with us for a period of twenty-four (24) months. Refer to “Employment Agreements- Robert P. Lilleness” in the Compensation Discussion and Analysis section above for further discussion of the “CCSCA” with Mr. Lilleness. On August 17, 2006 we entered into an “Employment and Separation Agreement” with Mr. Lilleness which entitled him to receive a base salary of $25,000 per month commencing on August 17, 2006 through November 30, 2006. Per the agreement, he resigned as our President and Chief Operating Officer and assumed the role of Strategic Advisor to the Chairman from August 17, 2006 through November 30, 2006. Refer to “Employment Agreements- Robert P. Lilleness” in the Compensation Discussion and Analysis section above for further discussion of the “Employment and Separation Agreement” with Mr. Lilleness.
All Other Compensation Table
The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

		Premiums	Interest on		Contributions
		for Key	Secured		to Defined			Total All
	Stay	Life	Note	Tax	Contribution	Leased	Other	Other
Name of	Bonus [1]	Insurance [2]	Receivable [3]	Payments [4]	Plan	Vehicle	Benefits	Compensation
Executive	($)	($)	($)	($)	($)	($)	($)	($)

Mr. Arling	—	13,774	10,560	12,090	7,500	—	—	43,924
Mr. Hackworth	—	—	—	—	7,500	—	—	7,500
Mr. Bennett [5]	—	—	—	—	11,969	29,717	3,843	45,529
Mr. Kopaskie	—	3,044	—	1,926	—	—	—	4,970
Mr. Firehammer	—	7,215	—	4,800	7,500	—	—	19,515
Mr. Lilleness	250,000	5,253	—	4,430	7,500	—	—	267,183

[1]	Mr. Lilleness earned a stay bonus of $250,000 as of November 30, 2006, as a part of his “Employment and Separation Agreement ” with Universal. Refer to further discussion of this agreement in the “Compensation Discussion and Analysis- Compensation Agreements” section above. The stay bonus was paid in full in 2007.

[2]	This column represents taxable payments made for key life insurance premiums for the Named Executives. As of December 1, 2006, Mr. Lilleness was no longer covered by the key life insurance due to his termination of employment with Universal. In 2007, we added Mr. Hackworth to this policy. The face value of the key insurance policy for covered persons, including Mr. Hackworth, is $3,625,000.

[3]	This column represents amounts reimbursed to Mr. Arling for the payment of interest and taxes we paid on behalf of Mr. Arling for the secured note receivable. Refer to “Compensation Discussion and Analysis-Compensation Agreements- Paul D. Arling” above for further discussion regarding the terms of this note.

[4]	This column represents taxes reimbursed to the Named Executives resulting from the premiums we paid on their key life insurance policies mentioned in note 2 above.

[5]	Mr. Bennett’s compensation is paid in Euros and was converted into U.S. dollars using the average rate of 1.256 USD per Euro in 2006.
Grants of Plan-Based Awards in Fiscal 2006
The following table provides information about option awards granted to Mr. Kopaskie upon his hire. During 2006 Mr. Kopaskie was the only Named Executive to whom we granted option awards.

		Option Awards:	Exercise or Base
		Number of Securities	Price of Option	Grant Date Fair Value
	Grant	Underlying Options [2]	Awards [3]	of Option Awards [4]
Name of Executive	Date [1]	(#)	($)	($)

Mr. Kopaskie	9/1/2006	30,000	18.07	213,600

[1]	The grant date is the date of hire.

[2]	This column represents the number of option awards granted to Mr. Kopaskie during 2006 from the 2002 Stock Incentive Plan. These stock options vest and become exercisable, ratably over four years, beginning one year after the grant date and have a maximum ten-year term.

[3]	This column represents the exercise price for the option awards granted, which is based on the average of the high and low trades on September 1, 2006, the grant date. The closing market price on the date of grant was $17.97. The exercise price for all option awards under each of our stock incentive plans have always been computed based on the average of the high and low trades on the grant date.

[4]	This column represents the full grant date fair value of the stock options granted to Mr. Kopaskie, calculated under SFAS 123R. The fair value of these options is calculated using the Black Scholes options pricing model. The fair value on the grant date was $7.12. For additional information on the valuation assumptions utilized, refer to Note 11 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. This amount represents our accounting expense, and does not necessarily correspond to the actual value Mr. Kopaskie will realize.
Outstanding Equity Awards at Fiscal 2006 Year-End
The following table provides information on the current holdings of stock option awards to Named Executives. Grants awarded below are from our Stock Incentive Plans adopted in years 1993 through 2006. Refer to Note 11 of our 2006 Annual Report on Form 10-K, as filed with the SEC, for further discussion regarding our various Stock Incentive Plans. This table includes unexercised (vested) and unexercisable (unvested) option awards. Each grant is shown separately for each Named Executive. Each of the grants vests ratably over four years, beginning one year after the grant date. The option exercise prices shown below are based on the average of the high and low trades on the grant date. We grant option awards at various times during the year, without regard to any anticipated announcements we may make.

Option Awards
			Number of	Number of
			Securities	Securities
			Underlying	Underlying
			Unexercised	Unexercised
	Stock		Options-	Options-	Option	Option
	Incentive	Option	Exercisable	Unexercisable	Exercise Price[1]	Expiration
Name of Executive	Plan	Grant Date	(#)	(#)	($)	Date

Mr. Arling	1998	9/22/1998	160,000	—	4.97	9/22/2008
	1999	1/28/1999	32,800	—	7.50	1/28/2009
	1999	1/28/1999	40,000	—	7.50	1/28/2009
	1999A	10/7/1999	100,000	—	11.02	10/7/2009
	1999A	8/24/2000	80,000	—	20.19	8/24/2010
	2002	2/5/2002	80,000	—	15.98	2/5/2012
	1993	11/12/2002	17,400	—	8.45	11/12/2012
	2002	11/12/2002	62,600	—	8.45	11/12/2012
	1996	3/24/2004	10,417	10,417	12.58	3/24/2014
	2003	3/24/2004	29,583	29,583	12.58	3/24/2014
	1998	1/21/2005	10,883	32,648	17.59	1/21/2015
	1999	1/21/2005	1,627	4,883	17.59	1/21/2015
	1999A	1/21/2005	7,490	22,469	17.59	1/21/2015

Mr. Hackworth	2002	6/28/2004	7,500	7,500	15.76	6/28/2014
	2003	1/21/2005	2,750	8,250	17.59	1/21/2015

Mr. Bennett	1998	8/11/1998	10,000	—	5.81	8/11/2008
	1999	1/28/1999	20,000	—	7.50	1/28/2009
	1999A	10/7/1999	20,000	—	11.02	10/7/2009
	1999A	8/24/2000	10,000	—	20.19	8/24/2010
	2002	2/5/2002	10,000	—	15.98	2/5/2012
	2002	11/12/2002	10,000	—	8.45	11/12/2012
	2003	3/24/2004	20,000	20,000	12.58	3/24/2014
	2003	1/21/2005	5,000	15,000	17.59	1/21/2015

Mr. Kopaskie	2002	9/1/2006	—	30,000	18.07	9/1/2016

Mr. Firehammer	1999A	8/24/2000	10,000	—	20.19	8/24/2010
	2002	2/5/2002	10,000	—	15.98	2/5/2012
	2002	11/12/2002	10,000	—	8.45	11/12/2012
	2003	3/24/2004	5,000	5,000	12.58	3/24/2014
	2003	1/21/2005	5,000	15,000	17.59	1/21/2015

Mr. Lilleness [2]	1998	4/25/2001	52,404	—	18.63	5/29/07
	2002	2/5/2002	31,102	—	15.98	2/28/07
	2002	11/12/2002	86,017	—	8.45	2/28/07
	2003	3/24/2004	25,000	—	12.58	2/28/07
	1999A	1/21/2005	5,854	—	17.59	2/28/07
	2003	1/21/2005	6,646	—	17.59	2/28/07

[1]	The option exercise prices shown in this column have been rounded. Option exercise prices are extended up to four decimals.

[2]	During 2006, Mr. Lilleness forfeited 25,000, 17,562 and 19,938 stock options related to grants from the 2003, 1999A and 2003 Stock Incentive Plans, respectively, due to the termination of his employment with Universal on November 30, 2006. The 25,000 options were granted on March 24, 2004 at an exercise price of $12.58 and the 17,562 and 19,938 options were granted on January 21, 2005 at an exercise price of $17.59.
Option Exercises and Stock Vested
The following table provides information for the Named Executives on option award exercises during 2006, including the number of shares acquired upon exercise and the net value realized. The Company has never had a stock award program for its executive officers (including the Named Executives) and as such no stock awards vested in 2006. However, the Company may establish such a program for the executives (including the Named Executives) in the future.

	Number of Shares Acquired
	on Exercise	Value Realized on Exercise
Name of Executive	(#)	($)

Mr. Bennett	12,500	234,031
Mr. Firehammer	59,339	399,395
Mr. Lilleness	148,898	722,813

Non-Management Directors’ Compensation for Fiscal 2006
In June 2004, our stockholders adopted the 2004 Directors Compensation Plan (“2004 Plan”), pursuant to which each Class II director is to receive an annual cash retainer equal to $25,000 (or $6,250 quarterly), a fee of $1,500 for each board meeting attended in excess of four each year (determined fiscally, July through June each year), a fee of $1,000 for each committee meeting attended, an annual fee of $10,000 for each committee chaired, and an annual award of 5,000 shares of our Common Stock; the stock awards vest ratably each quarter.

		Fees earned	Stock	Option	Total
		or paid in cash [1]	Awards [2]	Awards [3]	Compensation
Name of Director	Year	($)	($)	($)	($)

Mr. Chahil [4]	2006	25,875	74,756	14,015	114,646
Mr. Henderson [5]	2006	43,000	86,075	14,015	143,090
Mr. Mulligan [6]	2006	43,000	86,075	14,015	143,090
Mr. Sparkman [7]	2006	45,000	86,075	14,015	145,090
Mr. Zinser [8]	2006	5,688	19,829	—	25,517

[1]	This column represents the cash compensation earned in 2006 for Board and committee service.

[2]	This column represents the compensation expense related to stock awards granted to Class II Directors as part of their compensation. The compensation expense represents the amount we recognized on our financial statements for the year ended December 31, 2006 included in our 2006 Annual Report of Form 10-K as filed with the SEC. Compensation expense relates to awards granted in the current year and prior year and are recognized on a straight-line basis over the requisite service period of one year. In accordance with SFAS 123R, the fair value of the stock awards is calculated based on the market price of our stock on the grant date.

[3]	This column represents the dollar amount recognized for financial statement reporting purposes in 2006 for the fair value of stock options granted in prior years, in accordance with SFAS 123R. The amount excludes estimates for forfeitures. For further discussion of the computation, refer to note 2 in the “Summary Compensation Table” above.

[4]	Mr. Chahil rejoined the Board on August 14, 2006 as an independent advisor to the Board. He was appointed to the Board of Directors on October 23, 2006 to fill a vacancy, and as a result his retainer fee was prorated. He received a $21,875 cash retainer for the 2006 fiscal year. Mr. Chahil attended three Compensation Committee meetings and one Audit Committee meeting. Additionally, prorated stock awards granted to Mr. Chahil amounted to 4,375. The related fair value of the grant was $79,406. Mr. Chahil had 21,476 stock options outstanding at the end of 2006 related to previous years, prior to the implementation of the 2004 Plan.

[5]	During 2006, Mr. Henderson attended five Audit Committee meetings and three Compensation Committee meetings. Mr. Henderson is the Chairman of the Audit Committee. The fair value of the 5,000 stock awards granted to him in 2006 was $90,700. Additionally, Mr. Henderson had 45,257 stock options outstanding at the end of 2006 related to previous years, prior to the implementation of the 2004 Plan.

[6]	During 2006, Mr. Mulligan attended one Corporate Governance and Nominating Committee meeting, five Audit Committee meetings, one informal Audit Committee meeting and one Sub-Committee meeting. Mr. Mulligan is Chairman of the Corporate Governance and Nominating Committee. The fair value of the 5,000 stock awards granted to him in 2006 was $90,700. Additionally, Mr. Mulligan had 45,257 stock options outstanding at the end of 2006 related to previous years, prior to the implementation of the 2004 Plan.

[7]	During 2006, Mr. Sparkman attended four Compensation Committee meetings, five Audit Committee meetings, and one Corporate Governance and Nominating Committee meeting. Mr. Sparkman is Chairman of the Compensation Committee. The fair value of the 5,000 stock awards granted to him in 2006 was $90,700. Additionally, Mr. Sparkman had 45,257 stock options outstanding at the end of 2006 related to previous years, prior to the implementation of the 2004 Plan.

[8]	Mr. Zinser was appointed to the Board of Directors on October 23, 2006 to fill a vacancy, and as a result his retainer fee was prorated. He received a $4,688 cash retainer for the 2006 fiscal year. Mr. Zinser attended one Sub-Committee meeting. Additionally, the stock awards granted to Mr. Zinser was prorated to 3,438 shares. The related fair value was $72,679.
Mr. Arling, who is an officer and is the Company’s only Class I Director, received no additional compensation for his service as a director. However, all directors are reimbursed for travel expenses and other out-of-pocket costs incurred to attend meetings.
Related Persons Transactions
Review and Approval of Related Person Transactions
We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The legal staff is primarily responsible for developing and implementing processes and controls to obtain information from the directors and executive officers with respect to related person transactions and then determine, based on facts and circumstances, whether the Company or related person has a direct or indirect material interest in the transaction. As required by SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the proxy statement.
Related Party Transactions
See “Employment Agreements – Paul D. Arling” above under the caption “Compensation Discussion and Analysis” section for a discussion of his indebtedness to us.
Stock Ownership by Directors, Executive Officers and Other Beneficial Owners
Our Common Stock is the only outstanding class of equity securities we have. Ownership as of March 31, 2007 of our Common Stock by each director/nominee, each of the Named Executives, and by all our directors and executive officers as a group, and any person we know to be the beneficial holder of more than five percent of our Common Stock, is as follows:

	Shares of		% of Shares
	Common Stock		Issued
	Beneficially Owned		of
Name and Address [1]	As of March 31, 2007		March 31, 2007
Directors and Nominees
Paul D. Arling	684,300	[2]	4.78%
Satjiv S. Chahil	43,351	[3]	*
Bruce A. Henderson	56,715	[4]	*
William C. Mulligan	77,039	[5]	*
J.C. Sparkman	96,543	[6]	*
Edward K. Zinser	938	[7]	*
Non-Director Named Executive Officers
Bryan M. Hackworth	13,000	[8]	*
Paul J. M. Bennett	135,200	[9]	*
Mark S. Kopaskie	—		*
Richard A. Firehammer Jr.	47,500	[10]	*
Robert P. Lilleness	—	[11]	*

	Shares of	% of Shares
	Common Stock	Issued
	Beneficially Owned	of
Name and Address [1]	As of March 31, 2007	March 31, 2007
All Directors and Named Executive Officers as a Group (11 persons)	1,154,586	8.06%

Beneficial Owners of More than 5% of the Outstanding Company Stock
Lord, Abbett & Co. LLC	1,452,945 [12]	10.38%

*	Less than one percent.

[1]	The address for each Director/Nominee and each Non-Director Executive Officer listed in this table is c/o Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, to the knowledge of the Company, each stockholder named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that stockholder.

[2]	Includes 672,800 subject to options exercisable within 60 days. Also includes 1,000 shares held by Mr. Arling’s wife as to which Mr. Arling disclaims beneficial ownership.

[3]	Includes 21,476 shares subject to options exercisable within 60 days.

[4]	Includes 45,257 shares subject to options exercisable within 60 days.

[5]	Includes 45,257 shares subject to options exercisable within 60 days.

[6]	Includes 45,257 shares subject to options exercisable within 60 days.

[7]	Includes no shares subject to options exercisable within 60 days.

[8]	Includes 13,000 shares subject to options exercisable within 60 days.

[9]	Includes 120,000 shares subject to options exercisable within 60 days.

[10]	Includes 47,500 shares subject to options exercisable within 60 days.

[11]	Between January 1, 2007 and March 31, 2007, Mr. Lilleness’ stock options outstanding as of December 31, 2006 expired or were fully exercised.

[12]	As reported on Schedule 13G as filed on February 12, 2007 with the Securities and Exchange Commission by Lord, Abbett & Co. LLC, a New York investment advisor company, with its principal business office at 90 Hudson Street, Jersey City, New Jersey 07302.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires any person who is a director or officer of Universal, or the beneficial owner of more than ten percent of any class of our registered class equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the NASDAQ Stock Market. Such persons are further required to furnish us with copies of all such forms they file. Based solely on our review of the copies of such forms it has received, we have determined that all of the filings required to be filed pursuant to Section 16(a) have been filed, except that each of Messrs. Chahil, Henderson, Mulligan and Sparkman was late in filing two Forms 4 in 2006 to report with respect stock issued pursuant to our 2004 Directors Compensation Plan. We file Section 16 reports on behalf of these persons and each late filing resulted from a delay in obtaining from the reporting person price and other sales/transfer information in a timely manner. We believe we have rectified the problem by providing to each reporting person clear information with respect to the Section 16(a) reporting requirements.
Independent Auditors
Current Accountants. We engaged Grant Thornton LLP (“GT”) as our independent registered public accounting firm for the fiscal year ending December 31, 2006. The decision to engage GT was approved by the Board of Directors, upon the recommendation of the Audit Committee.
The following table sets forth fees billed to us for the years ended December 31, 2006 and 2005 by our independent registered public accounting firm, Grant Thornton LLP.

	For the year ended
Type of Fees	12/31/2006	12/31/2005
Audit Fees [1]	$961,701	$1,145,362
Tax Fees	—	—
All Other Fees	—	—

	$961,701	$1,145,362

[1]	Includes fees for professional services rendered for the audit of our consolidated financial statements, the audit of management’s assessment of internal control over financial reporting and the effectiveness of internal control, reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.
Former Accountants On August 25, 2005, we dismissed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm. The decision to dismiss PwC was approved by the Audit Committee of our Board of Directors.
PwC’s reports on our financial statements as of and for the fiscal years ended December 31, 2004 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.
During the fiscal years ended December 31, 2004 through August 25, 2005, there was no disagreement with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PwC, would have caused it to make reference thereto in its report on our financial statements for such years.
During the fiscal years ended December 31, 2004 through August 25, 2005, there were no “reportable events,” as described in Item 304(a)(1)(v) of Regulation S-K.
During the fiscal years ended December 31, 2004 through August 25, 2005, neither Universal nor any person acting on its behalf consulted GT regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (ii) a matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the related Instructions to Item 304, or a “reportable event,” as described in Item 304(a)(1)(v) of Regulation S-K.
The following table sets forth fees billed to us for the years ended December 31, 2006 and 2005 by PwC, our former independent registered public accounting firm:

	For the year ended
	12/31/2006	12/31/2005
Audit Fees [1]	$25,000	$136,000
Audit Related Fees	—	—
Tax Fees [2]	90,224	55,225
All Other Fees [3]	1,835	1,500

	$117,059	$192,725

[1]	In 2006 the “Audit Fees” line related to the consent of the December 31, 2006 Annual Report on Form 10-K. In 2005, the “Audit Fees” line includes fees for the review of the first and second Quarterly Reports on Form 10-Q and consent of the December 31, 2005 Annual Report on Form 10-K.

[2]	In 2005 and 2006, the “Tax Fees” line includes fees for work performed on the Franchise Tax Board’s audit of our 1999 and 2000 tax returns as well as work performed related to the IRS audit of our 2002 and 2003 tax returns.

[3]	The “ All Other Fees ” line represents an annual subscription for use of PwC’s accounting research software.
In making its determination regarding the independence of PwC, the Audit Committee considered whether the services described under “All Other Fees” were compatible with maintaining the independence of PwC. All audit, tax, and other services were pre-approved by the Audit Committee for engagements after May 6, 2003. The Audit Committee Report is included as Appendix B to this Proxy Statement.
PROPOSAL TWO: APPOINTMENT OF AUDITORS
The Board of Directors, acting on the recommendation of its Audit Committee, has appointed Grant Thornton LLP, a firm of independent registered public accountants, as auditors, to examine and report to the Board and to our stockholders on our consolidated financial statements and our subsidiaries for 2007. The Board of Directors is requesting stockholder ratification of such appointment. Representatives of Grant Thornton LLP will be present at the Annual Meeting, will be given an opportunity to make a statement, and will respond to appropriate questions.
Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for 2007. Stockholder ratification of the appointment requires an affirmative vote of the holders of a majority of shares of our Common Stock present in person or represented by proxy at the Annual Meeting. While stockholder ratification is not required, and thus the stockholder vote is not binding, the Board of Directors may reconsider its selection if the stockholders fail to ratify the appointment of Grant Thornton LLP as our independent registered public accountants for 2007.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF SUCH APPOINTMENT.

Stockholder Proposals for 2008 Annual Meeting
If a stockholder desires to have a proposal included in our proxy statement and form of proxy for the 2008 Annual Meeting of Stockholders, the proposal must conform to the requirements of Exchange Act Rule 14a-8 and other applicable proxy rules and interpretations of the Commission concerning the submission and content of proposals, must be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary, Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630 and must be received no later than the close of business on January 2, 2008. Any such notice shall set forth: (a) the name and address of the stockholder and the text of the proposal to be introduced; (b) the number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of such notice; and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. In order for a stockholder’s proposal outside the processes of Rule 14a-8 to be considered timely within the meaning of Exchange Act Rule 14a-4(c)(1), the proposal must be received by us at the same address no later than March 17, 2008.
Proxy holders will use their discretion in voting proxies with respect to any stockholder proposal properly presented from the floor and not included in the Proxy Statement for the 2008 Annual Meeting, unless we had notice of the proposal and received specific voting instructions with respect thereto by March 17, 2008.
Procedures for stockholder nominations are discussed above under the caption “Corporate Governance – Stockholder Nominations for Director.”
Solicitation of Proxies
Proxies will be solicited by mail, telephone, or other means of communication. Solicitation also may be made by directors, officers and our employees who are not specifically employed for this purpose. We will reimburse brokerage firms, custodians, nominees and fiduciaries in accordance with the rules of the National Association of Securities Dealers, Inc., for reasonable expenses incurred by them in forwarding materials to the beneficial owners of shares. The entire cost of solicitation will be borne us.

Form 10-K Annual Report
Any stockholder may obtain a copy of our 2006 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, with or without exhibits, by addressing a request to Investor Relations, Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630. A charge equal to the reproduction cost will be made if exhibits are requested.
By Order of the Board of Directors

Richard A. Firehammer, Jr.
Senior Vice President, General Counsel and Secretary
April 30, 2007

Appendix A
UNIVERSAL ELECTRONICS INC.
BY-LAWS, ARTICLE IV
STOCKHOLDER NOMINATION OF DIRECTOR CANDIDATES
Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of stockholders, one hundred twenty (120) days in advance of the date of the Proxy Statement released to stockholders in connection with the previous year’s annual meeting of stockholders, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, a reasonable time in advance of the meeting. For purposes of this Section, a “reasonable time in advance of the meeting” is at least fifteen (15) days before the date that the Proxy Statement in connection with such meeting is to be mailed to the stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person and persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or at the meeting to nominate the by proxy person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a Proxy Statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. The presiding officer at the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

A-1

Appendix B
AUDIT COMMITTEE REPORT
The Audit Committee reviews our financial reporting process on behalf of the Board of Directors and while management has the primary responsibility for the financial statements and the reporting process, our independent registered public accountants are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles, in all material respects.
In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accountants our audited financial statements for the year ended December 31, 2006. The Audit Committee has discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90. In addition, the Audit Committee has received from the independent registered public accountants the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and discussed with them their independence from Universal and our management. Finally, the Audit Committee has considered whether the independent registered public accountants’ provision of non-audit services provide to us is compatible with the registered public accountants’ independence.
Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that our financial statements for the year ended December 31, 2006 as presented to the Audit Committee, be included in our Annual Report on Form 10-K for the year ended December 31, 2006 to be filed with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated there under.
Audit Committee of the Board of Directors
Bruce A. Henderson — Chairman
William C. Mulligan
Edward K. Zinser

B-1

C123456789
000004	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
+
1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 - Paul D. Arling	☐	☐	02 - Satjiv S. Chahil	☐	☐	03 - Edward K. Zinser	☐	☐

The election of Paul D. Arling as a Class I director to serve on the Board of Directors until the next Annual Meeting of Stockholders to be held in 2008 or until the election and qualification of his successor, and the election of Satjiv S. Chahil and Edward K. Zinser as Class II directors to serve on the Board of Directors until the Annual Meeting of Stockholders to be held in 2008 or until their respective successors are elected and qualified.

	For	Against	Abstain
2. Ratification of the appointment of Grant Thornton LLP, a firm of Independent Registered Public Accountants, as the Company’s auditors for the year ending December 31, 2007.	☐	☐	☐

To consider and act upon such other matters as may properly come before the meeting or any and all postponements or adjournments thereof.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

■	C 1234567890 3 1 A V	J N T 0 1 3 3 6 9 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Universal Electronics Inc.

Meeting Details

6101 Gateway Drive, Cypress, California 90630 Notice of Annual Meeting of Stockholders to be held on Thursday, June 14, 2007

The undersigned hereby appoints Paul D. Arling and Bryan M. Hackworth and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side, all the shares of common stock of Universal Electronics Inc. held of record by the undersigned on April 16, 2007 at the Annual Meeting of Stockholders to be held on Thursday, June 14, 2007 at 4:00 p.m., Pacific Daylight Time or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ON THE REVERSE SIDE OF THIS CARD. IN THE ABSENCE OF SUCH INDICATIONS, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES FOR ELECTION AS DIRECTORS AND TO RATIFY THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.